Exhibit 4.1


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

       Bear Stearns Mortgage Securities Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

         DOES HEREBY CERTIFY:

                  FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

                           RESOLVED, that the Certificate of Incorporation of
                  Bear Stearns Mortgage Securities Inc. be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

                           The name of the corporation is Structured Asset
                  Mortgage Investments  Inc.

                  SECOND: That in lieu of a meeting and vote of stockholder, the stockholder has given unanimous written consent to said amendment in accordance with the provisions of Section 226 of the General Corporation Law of the State of Delaware.

                  THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said Bear Stearns Mortgage Securities Inc. has caused this certificate to be signed by Jeffrey Mayer, its Chairman of the Board, Chief Executive Officer, President, this 28th day of April, 1998.

                                       Bear Stearns Mortgage Securities Inc.

                                       By:     /S/ JEFFREY MAYER
                                               Jeffrey Mayer
                                               Chairman of the Board, Chief
                                               Executive Officer, President